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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): JUNE 18, 2007


                            CAS MEDICAL SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)


          DELAWARE                       0-13839                 06-1123096
(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                       Identification No.)

              44 EAST INDUSTRIAL ROAD, BRANFORD, CONNECTICUT 06405 (Address of principal executive offices, including zip code)

                                 (203) 488-6056
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Sale and Leaseback Transaction

     On June 18, 2007, CAS Medical Systems, Inc. ("CASMED") entered into agreements with Davis Marcus Partners, Inc. ("DMP") with respect to the sale and leaseback of CASMED's headquarters and manufacturing facility located at 44 East Industrial Road, Branford, Connecticut (the "Property"). The purchase and sale agreement between CASMED and DMP (the "Purchase Agreement") provides for a purchase price of $3.0 million. CASMED expects the sale transaction to net approximately $1.4 million of working capital after taxes and repayment of the remaining mortgage balance on the Property. The completion of the transaction is subject to a number of closing conditions and is expected to take place during the third quarter of 2007.

     The Purchase Agreement requires DMP to make an initial deposit of $50,000 and provides for a forty-five (45) day due diligence period within which DMP may elect to terminate the Purchase Agreement and reclaim the deposit. If DMP does not elect to terminate the Purchase Agreement within the 45-day due diligence period, then it is required to deposit an additional $100,000 and close the transaction within thirty (30) days of the expiration of the initial 45-day due diligence period.

     Upon closing of the sale of the Property, CASMED will lease back the Property for a ten (10) year initial term with the option to extend the term for two (2) additional successive periods of five (5) years, subject to certain notice and financial covenants requirements (the "Lease"). The Lease is triple net, and provides for an annual base rent in years 1-5 of $244,800, and years 6-10 of $268,800, payable monthly. In addition, CASMED is responsible for 100% of the costs of utilities, insurance, taxes and maintenance expenses, subject to certain agreed upon maintenance components regarding HVAC, parking areas and roof, which DMP has agreed to assume at its cost. CASMED will be required to comply with certain financial covenants throughout the term of the Lease which covenants will require CASMED to maintain (i) at least $600,000 with a U.S. banking institution in cash or cash equivalents, which required amount shall increase by three percent (3%) per annum; and (ii) net current assets of not less than $3,600,000.

     In addition, CASMED will have a right of first offer to lease any additional space or building built by DMP on the Property, subject to certain restrictions. CASMED will also have the right to require DMP to build an addition or additional building ("Expansion Premises"), subject to certain restrictions. Upon the delivery of any Expansion Premises, the term of the Lease would extend for a ten (10) year term. The base rent for the Expansion Premises shall be the greater of the then prevailing market rent or an amount equal to a return on actual costs of construction of greater than (i) 250 basis points over the rate on ten (10) year U.S. Treasury Notes, or (ii) eight percent (8%). Upon delivery of the Expansion Premises, DMP would assume obligations under CASMED's existing leases of space at 32 and 34 East Industrial Road, Branford, Connecticut, in exchange for a payment equal to three (3) months rent and certain unamortized costs incurred in entering into the existing leases.

     On June 19, 2007, CASMED issued a press release with respect to certain matters described herein, which press release is attached as Exhibit 99.1 hereto.

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ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) EXHIBITS - The following exhibits are filed as part of this report:

99.1        Press Release dated June 19, 2007



































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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CAS MEDICAL SYSTEMS, INC.


Date: June 20, 2007                      By: /s/ Jeffery A. Baird
                                             ------------------------------
                                             Jeffery A. Baird
                                             Chief Financial Officer
                                             and Principal Accounting Officer

























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